SECURITIES AND EXCHANGE COMMISSION


                      Washington, DC  20549

                   __________________________


                            FORM 8-K



                         CURRENT REPORT



             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


 Date of Report: (Date of earliest event reported) May 14, 1996



                      CORNING INCORPORATED
     (Exact name of registrant as specified in its charter)

          New York                 1-3247         16-0393470
_________________________________________________________________
(State or other jurisdiction   (Commission       (I.R.S. Employer
     of incorporation)         File Number)   Identification No.)



One Riverfront Plaza, Corning, New York              14831
_________________________________________________________________
(Address of principal                              (Zip Code)
  executive offices)


                         (607) 974-9000
_________________________________________________________________
       (Registrant's telephone number, including area code)


                               N/A
_________________________________________________________________
(Former name or former address, if changed since last report)

Item 5.   Other Events.

On May 14, 1996 Corning Incorporated announced a plan (the implementation of which is subject to the execution of definitive agreements and the receipt of various governmental approvals) providing for, among other things, a pro rata distribution to its shareholders of its clinical laboratories and pharmaceutical services businesses, creating two new, independent, publicly traded companies. Attached for filing as an exhibit hereto is the press release of Corning Incorporated dated May 14, 1996 with respect to such announcement.

Item 7.   Financial Statements, Pro Forma Financial
          Information and Exhibits.

Exhibits:

The Registrant's Press Release of May 14, 1996.


                          SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                        CORNING INCORPORATED
                                        Registrant



Date: May 14, 1996                By   /s/ A. John Peck, Jr.
                                       A. John Peck, Jr.
                                       Secretary

                                       EXHIBIT

FOR IMMEDIATE RELEASE         Media Contacts
MAY 14, 1996                  Kathryn C. Littleton
                              (607) 974-8204
                              Paul A. Rogoski
                              (607) 974-8832


      Corning Incorporated to Spin-off Clinical Laboratory
             And Pharmaceutical Services Businesses;

             Corning to Focus on Core Communications
                and Technologies Business Sectors

             Clinical Laboratories to be Positioned
            As a Leader in Clinical Testing Industry

            Pharmaceutical Services to be Positioned
                As A Leader in Contract Research
              For Drug and Biotechnology Companies

     CORNING, NEW YORK, May 14, 1996 -- Corning Incorporated (NYSE:GLW) today announced that its Board of Directors has approved a plan to pursue the simultaneous spin-offs to its shareholders of its clinical laboratories and pharmaceutical services businesses, creating two new, independent, publicly traded companies. The proposed transactions are expected to be tax-free to Corning and its shareholders, and are subject to receipt of a favorable ruling by the Internal Revenue Service on the tax-free nature of the spin-offs, as well as other customary regulatory review and final approval by the Board of Directors.
     Chairman of the Board and Chief Executive Officer Roger G. Ackerman said, "We believe that the proposed transaction will allow the two new independent companies and a more focused Corning Incorporated to pursue their individual strategies more effectively.
     "Corning Incorporated has extraordinary growth prospects in its core communications and technologies businesses," continued Mr. Ackerman, "and with the completion of these spin-offs, Corning's focus will be even stronger on the growth potential in these markets.
     "Further, each new independent clinical testing and pharmaceutical services business will have the flexibility to be even more responsive to their customers," said Mr. Ackerman. "They will also be poised to move quickly to evolving marketplace conditions and to decisively manage the risks in their respective industries.
     "Moreover," continued Mr. Ackerman, "financing activities will be tailored to the capital demands of the individual growth strategies. Also, employee compensation programs--including employee stock ownership plans--will be designed to more directly support individual business characteristics.

     "We believe the financial markets will be able to assign more accurate valuations for the three companies," said Mr. Ackerman. "The combination of all these factors should achieve maximum shareholder value which remains one of our primary objectives.
     "We are fortunate to have outstanding executives and strong management teams in place at both of the newly independent companies," said Mr. Ackerman. "Continuing as Chief Executive Officer of Corning Clinical Laboratories and Corning Nichols Institute will be Kenneth W. Freeman, 45; and continuing as Chief Executive Officer of Corning Pharmaceutical Services will be Christopher A. Kuebler, 42. The two new companies will also have their own separate Boards of Directors."
     Corning anticipates that the related transactions will be completed by year-end 1996, and that the two companies will apply for listing on the New York Stock Exchange. Additional financial details on the transactions will be released in conjunction with Corning's release of second quarter results in mid-July; other information will be released as it becomes available. The names of the two new independent companies, currently known as Corning Clinical Laboratories and Corning Pharmaceutical Services, will be announced at a later date. Overall employment levels are not expected to change as a result of these transactions.
     Corning Incorporated first entered the clinical laboratory business 14 years ago (through the acquisition of MetPath), and has grown the revenues of Corning Clinical Laboratories from $100 million to $1.6 billion through internal and external development. Today, Corning Clinical Laboratories is one of the nation's leading routine and esoteric laboratories, providing physicians and health care facilities with fast, accurate, affordable clinical testing services, from blood screening to the latest in chromosome mapping.
     Since 1987 when Corning became involved with the pharmaceutical services industry, it has rapidly developed one of the world's largest and most comprehensive contract research organizations. It offers medical-product development services to pharmaceutical and biotechnology companies. The business today generates for Corning annual revenues in excess of $400 million. Because of its interlinked capabilities it can significantly shorten the time involved in developing and seeking approval of new drugs and to meet the changing demands of pharmaceutical companies today.
     Established in 1851, Corning Incorporated creates leading-edge technologies for the fastest growing segments of the world's economy. They currently include optical fiber, cable and components, and high-performance glass for televisions and other electronic displays for the communications and related industries; advanced materials for scientific, environmental and consumer markets; and life sciences. Total revenues for Corning in 1995 were $5.3 billion.
                              -30-

Investor Relations Contact:   Richard B. Klein, (607) 974-8313
                              Katherine M. Dietz, (607) 974-8217